Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 23, 2021, with respect to the consolidated financial statements of Barings BDC, Inc. and the senior securities table incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the Form N-14.

/s/ KPMG LLP

Charlotte, North Carolina
October 29, 2021